UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)1

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO RULES 13d-1(b), (c) and (d) AND AMENDMENTS THERETO FILED

PURSUANT TO RULE 13d-2(b)

PeopleSupport, Inc.

(Name of Issuer)

Common Stock, Par Value $0.0001

(Title of Class of Securities)

712714302 (CUSIP Number)

December 31, 2004

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

[1]	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 712714302		Page 2 of 19

(1)	Name of Reporting Persons I.R.S. Identification No. of Above Persons (Entities Only) Rustic Canyon Partners, L.P. 95-4761277
(2)	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
(3)	SEC USE ONLY
(4)	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  (5)    Sole Voting Power

1,085,677 shares of Common Stock are directly owned by Rustic Canyon Partners, L.P. (“RCPLP”). Rustic Canyon Partners, LLC (“RCPLLC”) is the general partner of RCPLP. The partners of RCPLLC are Thomas Unterman, Mark S. Menell, Renee E. Labran, Michael K. Kim, Lee E. Bailey, Jon R. Staenberg, John C. Babcock and Michael I. Song (the “Partners”). RCPLLC and the Partners may be deemed to have shared power to vote these shares.

  (6)    Shared Voting Power

                See response to Row 5

  (7)    Sole Dispositive Power

1,085,677 shares of Common Stock are directly owned by RCPLP. RCPLLC and the Partners may be demed to have shared power to dispose these shares.

  (8)    Shared Dispositive Power

                See response to Row 7

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 1,085,677 Common
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares	☐
(11)	Percent of Class Represented by Amount in Row (9) 6.0%
(12)	Type of Reporting Person PN

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CUSIP No. 712714302		Page 3 of 19

(1)	Name of Reporting Persons I.R.S. Identification No. of Above Persons (Entities Only) Rustic Canyon Partners, LLC 95-4761271
(2)	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
(3)	SEC USE ONLY
(4)	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  (5)    Sole Voting Power

1,085,677 shares of Common Stock are directly owned by Rustic Canyon Partners, L.P. (“RCPLP”). Rustic Canyon Partners, LLC (“RCPLLC”) is the general partner of RCPLP. The partners of RCPLLC are Thomas Unterman, Mark S. Menell, Renee E. Labran, Michael K. Kim, Lee E. Bailey, Jon R. Staenberg, John C. Babcock and Michael I. Song (the “Partners”). RCPLLC and the Partners may be deemed to have shared power to vote these shares.

  (6)    Shared Voting Power

                See response to Row 5

  (7)    Sole Dispositive Power

1,085,677 shares of Common Stock are directly owned by RCPLP. RCPLLC and the Partners may be demed to have shared power to dispose these shares.

  (8)    Shared Dispositive Power

                See response to Row 7

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 1,085,677 Common
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares	☐
(11)	Percent of Class Represented by Amount in Row (9) 6.0%
(12)	Type of Reporting Person OO

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CUSIP No. 712714302		Page 4 of 19

(1)	Name of Reporting Persons I.R.S. Identification No. of Above Persons (Entities Only) Thomas Unterman
(2)	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
(3)	SEC USE ONLY
(4)	Citizenship or Place of Organization United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  (5)    Sole Voting Power

1,085,677 shares of Common Stock are directly owned by Rustic Canyon Partners, L.P. (“RCPLP”). Rustic Canyon Partners, LLC (“RCPLLC”) is the general partner of RCPLP. The partners of RCPLLC are Thomas Unterman, Mark S. Menell, Renee E. Labran, Michael K. Kim, Lee E. Bailey, Jon R. Staenberg, John C. Babcock and Michael I. Song (the “Partners”). RCPLLC and the Partners may be deemed to have shared power to vote these shares.

  (6)    Shared Voting Power

                See response to Row 5

  (7)    Sole Dispositive Power

1,085,677 shares of Common Stock are directly owned by RCPLP. RCPLLC and the Partners may be demed to have shared power to dispose these shares.

  (8)    Shared Dispositive Power

                See response to Row 7

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 1,085,677 Common
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares	☐
(11)	Percent of Class Represented by Amount in Row (9) 6.0%
(12)	Type of Reporting Person IN

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CUSIP No. 712714302		Page 5 of 19

(1)	Name of Reporting Persons I.R.S. Identification No. of Above Persons (Entities Only) Mark S. Menell
(2)	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
(3)	SEC USE ONLY
(4)	Citizenship or Place of Organization United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  (5)    Sole Voting Power

1,085,677 shares of Common Stock are directly owned by Rustic Canyon Partners, L.P. (“RCPLP”). Rustic Canyon Partners, LLC (“RCPLLC”) is the general partner of RCPLP. The partners of RCPLLC are Thomas Unterman, Mark S. Menell, Renee E. Labran, Michael K. Kim, Lee E. Bailey, Jon R. Staenberg, John C. Babcock and Michael I. Song (the “Partners”). RCPLLC and the Partners may be deemed to have shared power to vote these shares.

  (6)    Shared Voting Power

                See response to Row 5

  (7)    Sole Dispositive Power

1,085,677 shares of Common Stock are directly owned by RCPLP. RCPLLC and the Partners may be demed to have shared power to dispose these shares.

  (8)    Shared Dispositive Power

                See response to Row 7

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 1,085,677 Common
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares	☐
(11)	Percent of Class Represented by Amount in Row (9) 6.0%
(12)	Type of Reporting Person IN

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CUSIP No. 712714302		Page 6 of 19

(1)	Name of Reporting Persons I.R.S. Identification No. of Above Persons (Entities Only) Renee E. Labran
(2)	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
(3)	SEC USE ONLY
(4)	Citizenship or Place of Organization United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  (5)    Sole Voting Power

1,085,677 shares of Common Stock are directly owned by Rustic Canyon Partners, L.P. (“RCPLP”). Rustic Canyon Partners, LLC (“RCPLLC”) is the general partner of RCPLP. The partners of RCPLLC are Thomas Unterman, Mark S. Menell, Renee E. Labran, Michael K. Kim, Lee E. Bailey, Jon R. Staenberg, John C. Babcock and Michael I. Song (the “Partners”). RCPLLC and the Partners may be deemed to have shared power to vote these shares.

  (6)    Shared Voting Power

                See response to Row 5

  (7)    Sole Dispositive Power

1,085,677 shares of Common Stock are directly owned by RCPLP. RCPLLC and the Partners may be demed to have shared power to dispose these shares.

  (8)    Shared Dispositive Power

                See response to Row 7

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 1,085,677 Common
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares	☐
(11)	Percent of Class Represented by Amount in Row (9) 6.0%
(12)	Type of Reporting Person IN

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CUSIP No. 712714302		Page 7 of 19

(1)	Name of Reporting Persons I.R.S. Identification No. of Above Persons (Entities Only) Michael K. Kim
(2)	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
(3)	SEC USE ONLY
(4)	Citizenship or Place of Organization United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  (5)    Sole Voting Power

1,085,677 shares of Common Stock are directly owned by Rustic Canyon Partners, L.P. (“RCPLP”). Rustic Canyon Partners, LLC (“RCPLLC”) is the general partner of RCPLP. The partners of RCPLLC are Thomas Unterman, Mark S. Menell, Renee E. Labran, Michael K. Kim, Lee E. Bailey, Jon R. Staenberg, John C. Babcock and Michael I. Song (the “Partners”). RCPLLC and the Partners may be deemed to have shared power to vote these shares.

  (6)    Shared Voting Power

                See response to Row 5

  (7)    Sole Dispositive Power

1,085,677 shares of Common Stock are directly owned by RCPLP. RCPLLC and the Partners may be demed to have shared power to dispose these shares.

  (8)    Shared Dispositive Power

                See response to Row 7

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 1,085,677 Common
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares	☐
(11)	Percent of Class Represented by Amount in Row (9) 6.0%
(12)	Type of Reporting Person IN

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CUSIP No. 712714302		Page 8 of 19

(1)	Name of Reporting Persons I.R.S. Identification No. of Above Persons (Entities Only) Lee E. Bailey
(2)	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
(3)	SEC USE ONLY
(4)	Citizenship or Place of Organization United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  (5)    Sole Voting Power

1,085,677 shares of Common Stock are directly owned by Rustic Canyon Partners, L.P. (“RCPLP”). Rustic Canyon Partners, LLC (“RCPLLC”) is the general partner of RCPLP. The partners of RCPLLC are Thomas Unterman, Mark S. Menell, Renee E. Labran, Michael K. Kim, Lee E. Bailey, Jon R. Staenberg, John C. Babcock and Michael I. Song (the “Partners”). RCPLLC and the Partners may be deemed to have shared power to vote these shares.

  (6)    Shared Voting Power

                See response to Row 5

  (7)    Sole Dispositive Power

1,085,677 shares of Common Stock are directly owned by RCPLP. RCPLLC and the Partners may be demed to have shared power to dispose these shares.

  (8)    Shared Dispositive Power

                See response to Row 7

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 1,085,677 Common
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares	☐
(11)	Percent of Class Represented by Amount in Row (9) 6.0%
(12)	Type of Reporting Person IN

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CUSIP No. 712714302		Page 9 of 19

(1)	Name of Reporting Persons I.R.S. Identification No. of Above Persons (Entities Only) Jon R. Staenberg
(2)	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
(3)	SEC USE ONLY
(4)	Citizenship or Place of Organization United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  (5)    Sole Voting Power

1,085,677 shares of Common Stock are directly owned by Rustic Canyon Partners, L.P. (“RCPLP”). Rustic Canyon Partners, LLC (“RCPLLC”) is the general partner of RCPLP. The partners of RCPLLC are Thomas Unterman, Mark S. Menell, Renee E. Labran, Michael K. Kim, Lee E. Bailey, Jon R. Staenberg, John C. Babcock and Michael I. Song (the “Partners”). RCPLLC and the Partners may be deemed to have shared power to vote these shares.

  (6)    Shared Voting Power

                See response to Row 5

  (7)    Sole Dispositive Power

1,085,677 shares of Common Stock are directly owned by RCPLP. RCPLLC and the Partners may be demed to have shared power to dispose these shares.

  (8)    Shared Dispositive Power

                See response to Row 7

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 1,085,677 Common
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares	☐
(11)	Percent of Class Represented by Amount in Row (9) 6.0%
(12)	Type of Reporting Person IN

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CUSIP No. 712714302		Page 10 of 19

(1)	Name of Reporting Persons I.R.S. Identification No. of Above Persons (Entities Only) John C. Babcock
(2)	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
(3)	SEC USE ONLY
(4)	Citizenship or Place of Organization United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  (5)    Sole Voting Power

1,085,677 shares of Common Stock are directly owned by Rustic Canyon Partners, L.P. (“RCPLP”). Rustic Canyon Partners, LLC (“RCPLLC”) is the general partner of RCPLP. The partners of RCPLLC are Thomas Unterman, Mark S. Menell, Renee E. Labran, Michael K. Kim, Lee E. Bailey, Jon R. Staenberg, John C. Babcock and Michael I. Song (the “Partners”). RCPLLC and the Partners may be deemed to have shared power to vote these shares.

  (6)    Shared Voting Power

                See response to Row 5

  (7)    Sole Dispositive Power

1,085,677 shares of Common Stock are directly owned by RCPLP. RCPLLC and the Partners may be demed to have shared power to dispose these shares.

  (8)    Shared Dispositive Power

                See response to Row 7

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 1,085,677 Common
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares	☐
(11)	Percent of Class Represented by Amount in Row (9) 6.0%
(12)	Type of Reporting Person IN

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CUSIP No. 712714302		Page 11 of 19

(1)	Name of Reporting Persons I.R.S. Identification No. of Above Persons (Entities Only) Michael I. Song
(2)	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
(3)	SEC USE ONLY
(4)	Citizenship or Place of Organization United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  (5)    Sole Voting Power

1,085,677 shares of Common Stock are directly owned by Rustic Canyon Partners, L.P. (“RCPLP”). Rustic Canyon Partners, LLC (“RCPLLC”) is the general partner of RCPLP. The partners of RCPLLC are Thomas Unterman, Mark S. Menell, Renee E. Labran, Michael K. Kim, Lee E. Bailey, Jon R. Staenberg, John C. Babcock and Michael I. Song (the “Partners”). RCPLLC and the Partners may be deemed to have shared power to vote these shares.

  (6)    Shared Voting Power

                See response to Row 5

  (7)    Sole Dispositive Power

1,085,677 shares of Common Stock are directly owned by RCPLP. RCPLLC and the Partners may be demed to have shared power to dispose these shares.

  (8)    Shared Dispositive Power

                See response to Row 7

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 1,085,677 Common
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares	☐
(11)	Percent of Class Represented by Amount in Row (9) 6.0%
(12)	Type of Reporting Person IN

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CUSIP No. 712714302		Page 12 of 19

Item 1	(a).	Name of Issuer:

PEOPLESUPPORT, INC.

Item 1	(b).	Address of Issuer’s Principal Executive Offices:

1100 Glendon Ave., Suite 1250, Los Angeles, CA 90024

Item 2	(a).	Name of Person Filing:

Rustic Canyon Partners, L.P. Rustic Canyon Partners, LLC Thomas Unterman Mark S. Menell Renee E. Labran Michael K. Kim Lee E. Bailey Jon R. Staenberg John C. Babcock Michael I. Song

Item 2	(b).	Address of Principal Business Office or, if None, Residence:

2425 Olympic Boulevard, Suite 6050W, Santa Monica, CA 90404

Item 2	(c).	Citizenship:

Rustic Canyon Partners, L.P.: Delaware

Rustic Canyon Partners, LLC: Delaware

Thomas Unterman: United States

Mark S. Menell: United States

Renee E. Labran: United States

Michael K. Kim: United States

Lee E. Bailey: United States

Jon R. Staenberg: United States

John C. Babcock: United States

Michael I. Song: United States

Item 2	(d).	Title of Class of Securities:

Common Stock

Item 2	(e).	CUSIP Number:

712714302

Item 3.	If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

Not applicable.

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CUSIP No. 712714302	Page 13 of 19

Item 4.	Ownership:

(a) Amount beneficially owned: See Row 9 of cover page for each Reporting Person

(b) Percent of Class: See Row 11 of cover page for each Reporting Person

(c) Number of shares as to which such person has:

(i) Sole power to vote or direct the vote: See Row 5 of cover page for each Reporting Person

(ii) Shared power to vote or direct the vote: See Row 6 of cover page for each Reporting Person

(iii) Sole power to dispose or to direct the disposition of: See Row 7 of cover page for each Reporting Person

(iv) Shared power to dispose or to direct the disposition of: See Row 8 of cover page for each Reporting Person

Item 5.

Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following  ☐.

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person: Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person: Not applicable.

Item 8.	Identification and Classification of Members of the Group: Not applicable.

Item 9.	Notice of Dissolution of Group: Not applicable.

Item 10.	Certifications: (a) Not applicable. (b) Not applicable.

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CUSIP No. 712714302	Page 14 of 19

Signatures

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 23, 2005

RUSTIC CANYON PARTNERS, L.P.

By:	/s/ Michael Song
Name:	Michael Song
Title:	Partner

RUSTIC CANYON PARTNERS, LLC

By:	/s/ Thomas Unterman
Name:	Thomas Unterman
Title:	Managing Partner

THOMAS UNTERMAN

By:	/s/ Thomas Unterman
Title:	Managing Partner

MARK S. MENELL

By:	/s/ Mark S. Menell
Title:	Partner

RENEE E. LABRAN

By:	/s/ Renee E. Labran
Title:	Partner

MICHAEL K. KIM

By:	/s/ Michael K. Kim
Title:	Partner

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CUSIP No. 712714302	Page 15 of 19

LEE E. BAILEY

By:	/s/ Lee E. Bailey
Title:	Partner

JON R. STAENBERG

By:	/s/ Jon R. Staenberg
Title:	Partner

JOHN C. BABCOCK

By:	/s/ John C. Babcock
Title:	Partner

MICHAEL I. SONG

By:	/s/ Michael I. Song
Title:	Partner

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CUSIP No. 712714302	Page 16 of 19

EXHIBIT INDEX

Exhibit No.	Description
1.	Agreement Pursuant to Rule 13d-1(k)(1) Concerning Joint Schedule 13G Filing and Power of Attorney